Exhibit 10.34

CHANGE IN TERMS AGREEMENT

Revolving Operating Note

Increase in Amount of Note

This Change in Terms Agreement is entered into as of February 26, 2007, between Deere Credit, Inc., a Delaware corporation (“Deere”) and FC Stone, L.L.C., West Des Moines, IA 50266, an Iowa corporation (the “Borrower”).

Whereas, Deere has provided a Revolving Operating Loan facility (the “Loan”) in the amount of $12,000,000 governed by a Master Loan Agreement, dated February 15, 2001, as may be amended from time to time, and evidenced by a note, as subsequently amended, (the (“Note”) in the amount of $5,000,000, dated November 21, 2002; and

Whereas, the Borrower has requested an increase of $3,000,000 in the amount of the Revolving Operating Loan facility and Deere has approved the requested increased; now

Therefore, the amount of the Revolving Operating Loan facility will be increased by $3,000,000 making a total loan and commitment of $15,000,000 and the Note shall be amended to reflect the terms and conditions agreed upon between Deere and Borrower:

1. The amount of the Note shall be increased from $12,000,000 to $15,000,000.

Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Change in Terms Agreement to be executed by their duly authorized officers as of the date first shown above.

Deere Credit, Inc.		FC Stone, L.L.C.

By:	/s/ Sharon Luellen	By:	/s/ Robert V. Johnson

Title:	Credit Manager	Title:	Exec. V.P. & C.F.O.